Exhibit 99.1

COMPLETION OF INITIAL INVESTMENT IN STRATEGIC PARTNERSHIP

BETWEEN WALGREENS AND ALLIANCE BOOTS

DEERFIELD, IL – August 2, 2012 – Walgreen Co. (NYSE: WAG) (NASDAQ: WAG), the largest drug store chain in the U.S., and Alliance Boots, a leading international pharmacy-led health and beauty group, announced the completion today of Walgreens initial investment in the strategic partnership to create the first global pharmacy-led, health and wellbeing enterprise. This follows receipt of all required regulatory approvals.

The Walgreens investment consists of approximately $4.0 billion in cash and 83.4 million shares of Walgreens common stock in exchange for a 45% equity stake in Alliance Boots*. Walgreens has the option to proceed to a full combination in approximately three years’ time by acquiring the remaining 55% of Alliance Boots*. As a result of the transaction, Alliance Santé Participations S.A. (of which Stefano Pessina, Executive Chairman, Alliance Boots, is a director and whose ultimate ownership is a family trust) becomes the largest shareholder of Walgreens, with a stake it intends to hold for the long term.

Stefano Pessina and Dominic Murphy, Member of the general partner of KKR & Co. L.P., have today joined the Walgreens Board of Directors. At the same time, Gregory Wasson, President and Chief Executive Officer of Walgreens, Wade Miquelon, Executive Vice President and Chief Financial Officer, Thomas Sabatino, Executive Vice-President and General Counsel, and Robert Zimmerman, Senior Vice President and Chief Strategy Officer, have become members of the Alliance Boots Board of Directors.

*Excludes the Alliance Boots minority interest in Galenica, the Swiss healthcare group. The Alliance Boots investment in Galenica will continue to be owned by Alliance Boots and its existing shareholders for the benefit of those shareholders.

About Walgreens

As the nation’s largest drugstore chain with fiscal 2011 sales of $72 billion, Walgreens (www.walgreens.com) vision is to become America’s first choice for health and daily living. Each day, Walgreens provides nearly 6 million customers the most convenient, multichannel access to consumer goods and services and trusted, cost-effective pharmacy, health and wellness services and advice in communities across America. Walgreens scope of pharmacy services includes retail, specialty, infusion, medical facility and mail service, along with respiratory services. These services improve health outcomes and lower costs for payers including employers, managed care organizations, health systems, pharmacy benefit managers and the public sector. The company operates 7,907 drugstores in all 50 states, the District of Columbia and Puerto Rico. Take Care Health Systems is a Walgreens subsidiary that is the largest and most comprehensive manager of worksite health and wellness centers and in-store convenient care clinics, with more than 700 locations throughout the country.

About Alliance Boots

Alliance Boots is a leading international, pharmacy-led health and beauty group delivering a range of products and services to customers. For the financial year ended 31 March 2012, Alliance Boots reported revenue of £23.0 billion ($35.7 billion**), (£25.4 billion ($39.4 billion**) including share of associates and joint ventures), and EBITDA of £1,443 million ($2,237 million**), (£1,568 million ($2,430 million**) including share of associates and joint ventures). Working in close partnership with manufacturers and pharmacists, Alliance Boots is committed to improving health in the local communities it serves and helping its customers and patients to look and feel their best. Alliance Boots focus is on growing its two core businesses: pharmacy-led health and beauty retailing and pharmaceutical wholesaling and distribution.

Alliance Boots has a presence in more than 25*** countries and employs over 116,000*** people. Alliance Boots has pharmacy-led health and beauty retail businesses in 11*** countries and operates more than 3,330*** health and beauty retail stores, of which just over 3,200*** have a pharmacy. In addition, Alliance Boots has around 625*** optical practices, of which around 185*** operate on a franchise basis. Its pharmaceutical wholesale businesses supply medicines, other healthcare products and related services to more than 170,000*** pharmacies, doctors, health centers and hospitals from over 370*** distribution centers in 21*** countries.

**	At a $1.55=£1 exchange rate as used in the June 19, 2012 joint press release.
***	Figures include Alliance Boots associates and joint ventures (including Galenica).

Contacts

Investor Relations (Walgreens): Rick Hans / Lisa Meers +1 847 315 2385 / +1 847 315 2361

Investor Relations (Alliance Boots): Gerald Gradwell +44 20 7 138 1132

Media Relations (Walgreens):

Michael Polzin, Walgreens +1 847 315 2920

Steve Lipin / Gemma Hart, Brunswick Group +1 212 333 3810

Media Relations (Alliance Boots):

Yves Romestan / Laura Vergani / Katie Johnson, Alliance Boots +44 20 7980 8585

Justine McIlroy / Tim Danaher, Brunswick Group +44 20 7404 5959

Walgreens Cautionary Note Regarding Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “continue,” “sustain,” “synergy,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that could cause actual results to vary materially from those indicated, including: risks that the transactions contemplated by the Purchase and Option Agreement and Walgreens and Alliance Books shareholders agreements relating to the strategic partnership disrupt plans and operations of either Walgreens or Alliance Boots, the parties’ ability to realize anticipated synergies, the parties’ ability to achieve anticipated financial results, the amount of costs, fees, expenses and charges incurred by Walgreens and Alliance Boots related to the transaction, the risks associated with international business operations, the risks associated with governance and control matters, whether the option to acquire the remainder of the Alliance Boots equity interest will be exercised and the financial ramifications thereof, Walgreens’ ability to timely arrange for and consummate permanent financing to replace the bridge facility entered into in connection with the transaction on acceptable terms, changes in vendor, payer and customer relationships and terms, changes in network participation, and other factors described in Item 1A (Risk Factors) of Walgreens most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as amended, each of which is incorporated herein by reference and in other documents that Walgreens files or furnishes with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, Walgreens does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.